UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Sanmina Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTARY FORMER CEO COMPENSATION INFORMATION FOR FISCAL YEAR 2018

In order to help stockholders better understand our pay-for-performance programs, Sanmina Corporation (the “Company”) is providing the following supplementary information concerning the former CEO’s reported compensation during fiscal 2018. This information is intended to be read in conjunction with the information contained in the Company’s proxy statement for its 2019 Annual Meeting of stockholders being held on March 11, 2019 filed with the Securities and Exchange Commission on January 24, 2019.

	Base Salary	Change in Pension, Deferred Compensation, All Other Compensation	Bonus and Non-Equity Incentives	Restricted Stock	Option Grant	Total
Amount stated in Summary Compensation Table	$0.9M	$5.8M	$0	$7.7M	$4.4M	$18.9M(1)
Amount actually received	$0.9M	$4.8M from vesting of equity awards granted in 2015 and 2016 for which performance criteria was met during 2016 and 2017 while former CEO was serving as CFO;	$0 (not eligible due to separation; 14% payout percentage reduced to 0% for all executive officers by Compensation Committee)	$0 (all grants canceled either due to metrics not being achieved in 2018 or as a result of separation)	$0 (all grants canceled either due to metrics not being achieved or stock price being below exercise price of $38.45)	$6.7M
		$0.6M from vesting of time based awards previously granted;
		$0.4M change in value of deferred compensation plan

(1) Numbers do not foot due to rounding.

Below is a description of the vesting criteria of and status of payout under the former CEO’s equity awards granted during fiscal 2018.

Type of Award	Number of Shares	Grant Date Fair Value	Vesting Provisions
PSU	33,000	$1.3M

Performance Stock Units vest in full on the date the Company publicly reports revenue of at least $7.5 billion and non-GAAP operating margin of at least 4.2% in fiscal 2018, provided that such Performance Stock Units shall be canceled on December 31, 2018 if such financial metrics are not achieved in fiscal 2018 (canceled due to metric not achieved).

PSU	33,000	$1.3M

Performance Stock Units vest in full on the date the Company publicly reports revenue of at least $7.8 billion and non-GAAP operating margin of at least 4.4% in fiscal 2019 or, if earlier, during any four consecutive fiscal quarters occurring prior to the end of fiscal 2019, provided that such Performance Stock Units shall be canceled on December 31, 2019 if such financial metrics are not achieved prior to the end of fiscal 2019 (canceled in connection with separation).

PSU	34,000	$1.3M

Performance Stock Units vest in full on the date the Company publicly reports revenue of at least $8.0 billion and non-GAAP operating margin of at least 4.5% in fiscal 2020 or, if earlier, during any four consecutive fiscal quarters occurring prior to the end of fiscal 2020, provided that such Performance Stock Units shall be canceled on December 31, 2020 if such financial metrics are not achieved prior to the end of fiscal 2020 (canceled in connection with separation).

Stock options	200,000	$4.4M

The option vests as follows: (a) 50,000 shares shall be fully vested and exercisable on the date of grant(2); (b) an additional 50,000 shares shall become fully vested and exercisable in the event and on the date that the closing price of the Company’s common stock equals or exceeds $50.00 per

(2) Stock price was below exercise price of $38.45 per share at the time of separation.

Type of Award	Number of Shares	Grant Date Fair Value	Vesting Provisions

share on or prior to the Target Date; (c) an additional 50,000 shares shall become fully vested and exercisable in the event and on the date that the closing price of the Company’s common stock equals or exceeds $55.00 per share on or prior to the Target Date; and (d) the final 50,000 shares shall become fully vested and exercisable in the event and on the date that the closing price of the Company’s common stock equals or exceeds $60.00 per share on or prior to the Target Date. The Target Date shall be December 31, 2021. If, upon the Target Date, any tranches of the option remain unvested, such tranches shall be canceled (canceled in connection with separation).

RSU	100,000	$3.8M

Restricted Stock Units vest 33,000 shares on the second anniversary of the grant date, 33,000 shares on the third anniversary of the grant date and 34,000 shares on the fourth anniversary of the grant date, assuming the continued service of former CEO through such dates (canceled in connection with separation).

Total	400,000	$12.1M	All grants canceled due to metrics not being achieved in 2018 or as a result of separation.

In addition, the Company provides the following information in order to assist stockholders in understanding the at-risk nature of equity awards granted to executive officers.

	Number of Shares Subject to Options Granted Fiscal 2016 - 2018	Number of Shares Subject to RSUs Granted Fiscal 2016 - 2018	Number of Shares Forfeited or Canceled	Net Number of Shares Granted during Fiscal 2016- 2018

All executive officers, as a group	200,000	1,729,000	675,000(35%)	1,254,000

THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT STOCKHOLDERS VOTE FOR ALL PROPOSALS CONTAINED IN THE PROXY STATEMENT, IN PARTICULAR THE 2019 EQUITY INCENTIVE PLAN.